Exhibit 99
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Our year-to-date results in 2011 are solid with growth in net income, earnings per share, book value of our stock, and reduced levels of both past due loans and non-performing assets.

Net income for the first nine months of 2011 amounted to $8,102,000 as compared to $6,342,000 during the same period in 2010 and diluted earnings per share increased to $.90 for the first nine months of 2011 as compared to $.76 per share for the same period last year. Book value per share amounted to $16.16 on September 30, 2011 as compared to $15.07 on December 31, 2010.

The overall performance of our loan portfolio has been good considering the economic environment during 2011. Loan balances grew to $815.5 million on September 30, 2011 compared to $804.6 million on December 31, 2010. During this same time frame, the total non-performing assets declined to $14.7 million (.97% of assets) from $16.6 million (1.13% of assets) on December 31, 2010. Total loans past due 30 days or more also declined to $8.9 million (1.09% of total loans) from $9.4 million (1.19% of total loans) at year-end 2010. These are all very positive. However, net charge-offs  increased and totaled $2.5 million in 2011 as compared to $1.3 million during the same period in 2010. Our provision for loan losses kept pace with the net charge-offs and totaled $2.6 million in 2011 as compared to $2.7 million during the first nine months of 2010. A relationship which we monitor quite closely at First Mid is the ratio of the allowance for possible loan losses to non-accrual loans. This ratio was 115% at September 30, 2011 and remains strong when compared to other peer banks.

It has now been slightly over a year since we completed the acquisition of the branch locations in and around Bloomington, Peoria, Galesburg, and Quincy, Illinois in September 2010. As I mentioned in past communications, this was the largest acquisition in our history and has been a focal point of our managerial efforts. I believe the acquisition has been successful despite growth in these new markets being somewhat lower than anticipated. The branches we acquired are generating profit at the level we expected and positively affected our annual net interest and non-interest income comparison. We have had no meaningful credit losses, and loan totals have increased from $135 million to $140 million for these branches since acquisition. We remain optimistic about the long-term outlook for these markets.

Our net interest margin declined in 2011 as compared with the similar period in 2010 (3.46% in 2011 as compared with 3.67% in 2010). This is due to the low interest rate environment which has existed in the United States during the past several years, the fact that the interest rate yield curve has flattened in 2011 as a result of Federal Reserve monetary policy, and because we continue to have a great deal of liquidity in our balance sheet. While down from when we completed the acquisition, we still had $149.4 million of cash and federal funds sold on September 30, 2011 which is a high amount by historical standards. This is a phenomenon which is being experienced by many banks throughout the country and is a function of business and individuals seeking the protection offered by FDIC insured bank deposits and the general lack of investment opportunities available to individuals and businesses.

Given the interest rate environment, growth in non-interest income has become a high priority. Total non-interest income has increased to $11.8 million for the first nine months of 2011 as compared to $9.8 million recognized during the same period last year. Revenues from our trust, brokerage, and insurance areas increased as did fees received on debit card and ATM transactions. Additionally, impairment charges on trust preferred securities we own were lower than last year as the level of community bank defaults has slowed.
Operating expenses for the first nine months of 2011 were $32.2 million as compared to $26 million for the same period last year. The higher expenses reflect the personnel and operating costs for the 10 new branch locations for all nine months in 2011. The Company’s effective tax rate is also higher with the increase in State of Illinois taxes this year.

Our capital position remains strong with our Tier 1 Capital Ratio of 13.82% as of September 30 which is well in excess of the regulatory minimums to be considered well-capitalized.

I have mentioned in past communications that the operating environment will likely remain difficult for the foreseeable future and I continue believe that to be the case. The general economy remains sluggish and unemployment remains high. Moreover, the European debt situation creates a great deal of uncertainty in the United States. Our banking industry is also dealing with the far-reaching ramifications and costs of the Dodd-Frank legislation which was passed in 2010 and is still being implemented by banking regulators. Together, these “headwinds” have created an overall environment as difficult as I have seen in my banking career. That said, First Mid continues to focus on improving the things that are under our control and to adapt to those which are outside of our control. Our earnings capacity and the strength of our balance sheet position us well for the future.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

October 27, 2011

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2011	2010

Assets
Cash and due from banks	$28,052	$21,008
Federal funds sold and other interest-bearing deposits	121,387	210,485
Certificates of deposit investments	12,781	10,000
Investment securities:
Available-for-sale, at fair value	449,749	342,816
Held-to-maturity, at amortized cost (estimated fair value of $51
at September 30, 2011 and $53 at December 31, 2010, respectively)	50	50
Loans	815,491	804,581
Less allowance for loan losses	(10,429)	(10,393)
Net loans	805,062	794,188
Premises and equipment, net	30,851	28,544
Goodwill, net	25,753	25,753
Intangible assets, net	4,210	5,068
Other assets	26,058	30,333
Total assets	$1,503,953	$1,468,245

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$203,415	$183,932
Interest bearing	995,474	1,028,778
Total deposits	1,198,889	1,212,710
Repurchase agreements with customers	116,395	94,057
Other borrowings	19,750	22,750
Junior subordinated debentures	20,620	20,620
Other liabilities	7,307	5,843
Total liabilities	1,362,961	1,355,980
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
8,777 shares in 2011 and 4,927 shares in 2010)	43,885	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,537,363 shares in 2011 and 7,477,132 shares in 2010)	30,149	29,909
Additional paid-in capital	29,172	28,223
Retained earnings	70,669	66,356
Deferred compensation	2,879	2,929
Accumulated other comprehensive income (loss)	4,043	(2,066)
Treasury stock at cost, 1,526,662 shares in 2011
and 1,418,456 in 2010	(39,805)	(37,721)
Total stockholders’ equity	140,992	112,265
Total liabilities and stockholders’ equity	$1,503,953	$1,468,245

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended September 30,	2011	2010

Interest income:
Interest and fees on loans	$33,947	$29,944
Interest on investment securities	8,063	6,589
Interest on certificates of deposit	60	88
Interest on federal funds sold & other deposits	249	124
Total interest income	42,319	36,745
Interest expense:
Interest on deposits	5,260	6,412
Interest on repurchase agreements with customers	122	97
Interest on other borrowings	579	867
Interest on subordinated debt	632	790
Total interest expense	6,593	8,166
Net interest income	35,726	28,579
Provision for loan losses	2,584	2,727
Net interest income after provision for loan losses	33,142	25,852
Non-interest income:
Trust revenues	2,181	1,838
Brokerage commissions	485	395
Insurance commissions	1,503	1,453
Services charges	3,583	3,447
Securities gains (losses), net	412	543
Impairment losses on securities	(584)	(1,403)
Mortgage banking revenues	428	432
ATM / debit card revenue	2,603	2,013
Other	1,153	1,045
Total non-interest income	11,764	9,763
Non-interest expense:
Salaries and employee benefits	16,483	13,078
Net occupancy and equipment expense	6,008	4,046
FDIC insurance	937	1,036
Amortization of intangible assets	858	528
Legal and professional expense	1,666	1,842
Other	6,215	5,504
Total non-interest expense	32,167	26,034
Income before income taxes	12,739	9,581
Income taxes	4,637	3,239
Net income	$8,102	$6,342

Per Share Information (unaudited)
For the period ended Sep 30,	2011	2010
Basic earnings per common share	$0.90	$0.76
Diluted earnings per common share	$0.90	$0.76
Book value per share at Sep 30	$16.16	$15.07
OTCBB market price of stock at Sep 30	$18.70	$18.10

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended September 30,	2011	2010

Balance at beginning of period	$112,265	$111,221
Net income	8,102	6,342
Dividends on preferred stock and common stock	(3,789)	(2,843)
Issuance of preferred and common stock	20,300	940
Purchase of treasury stock	(2,015)	(958)
Deferred compensation and other adjustments	20	85
Changes in accumulated other comprehensive income	6,109	1,632
Balance at end of period	$140,992	$116,419

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Sep 30	Capitalized”
Primary Capital Measurements (unaudited):	2011	Designation

Leverage ratio	8.95%	5%
Tier 1 capital to risk-weighted assets	13.82%	6%
Total capital to risk-weighted assets	14.91%	10%